EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

Network-1 Receives Markman Order In Patent Litigation Against
 Major Data Networking Equipment Manufacturers

New York, New York – February 22, 2010 -- Network-1 Security Solutions, Inc. (OTC BB:NSSI) today announced that  the United States District Court for the Eastern District of Texas, Tyler Division, issued its claim construction Order and Opinion or “Markman Order” in Network-1’s patent infringement litigation against Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc. and Adtran, Inc. relating to Network-1’s Remote Power Patent.

 In a “Markman Order”, the Court hearing a patent infringement case interprets and rules on the scope and meaning of disputed patent claim language regarding the patent at issue.  In the recently issued Markman Order, the Court adopted a number of constructions proposed by Network-1, while also adopting constructions proposed by defendants as well as effectively invalidating two claims at issue.

“We are pleased with the Markman ruling and remain confident in our position that the defendants infringe our patent rights”, said Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1.  “A Markman Order that does not entirely adopt either the plaintiff’s or defendants’ proposed constructions is very common in patent litigation.  While the outcome of this and any legal matter is unpredictable, we believe the Court's Markman Order is another significant step towards the successful resolution of this litigation and further validates Network-1’s ongoing commitment to the enforcement of its intellectual property rights.”

On February 11, 2008, Network-1 announced that it had initiated patent litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Remaining defendants in the lawsuit are Cisco Systems, Inc., Cisco-Linksys, LLC, Enterasys Networks, Inc., 3Com Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and Adtran, Inc.

In May 2009, Network-1 settled its litigation with Netgear, one of the defendants in the patent litigation.  As part of the settlement and under the Network-1’s Special Licensing Program, Netgear entered into a license agreement with the Network-1 for the Remote Power Patent, effective April 1, 2009.  Under the terms of the license, Netgear licenses the Remote Power Patent for its full term which expires in March 2020, and pays quarterly royalties (beginning as of April 1, 2009) based on its sales of Power over Ethernet products.  Licensed products include Netgear’s Power over Ethernet enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   In addition, Netgear made a payment of $350,000 upon signing of the license agreement.

The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones and network cameras.  In September 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the IEEE 802.3af Power over Ethernet standard which has led to the rapid adoption of PoE.   In September 2009, the IEEE approved the IEEE 802.3at standard, which is an amendment to the Power over Ethernet Standard.   The IEEE 802.3at standard increases the amount of power that can be delivered over Ethernet cables, which will allow devices with increased power requirements to also be remotely powered.

By taking advantage of PoE technology, companies can deploy next generation solutions such as Voice over IP and Wireless LAN’s without having to run separate power cables.  PoE technology provides numerous benefits including significant deployment savings and increased service reliability through centralized backup power. These benefits have caused analysts to identify PoE as a “must have” technology and vendors have responded with a wealth of new product offerings.

Indeed, industry analysts expect PoE to become a defacto technology embedded in LAN Ethernet switches that power devices such as wireless access points, VOIP telephones, and network cameras, among others. Industry analysts project that in 2009 fully 20% of all Ethernet switch ports were PoE enabled and between 90 and 95% of IP Phones and Wireless Access Points were also so enabled.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in Network-1’s Annual Report on Form 10-K for the year ended December 31, 2008 including, among others, the ability of Network-1 to obtain license agreements from third parties for its patent portfolio, uncertainty of patent litigation, Network-1’s  ability to achieve revenues and profits from its patent portfolio, Network-1’s ability to raise capital when needed, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.